Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Manor Care Reports 2007 First-Quarter Earnings

Board Declares Quarterly Dividend of 17 Cents per Common Share

TOLEDO, Ohio, April 25, 2007 — Manor Care, Inc. (NYSE:HCR) today announced that first-quarter revenues increased more than 10 percent over first-quarter 2006 to $959 million. Net income was $30 million, or 39 cents per diluted share, including the impact of unusual expenses which had a negative impact of 28 cents per share, as discussed further below. These results compare with $25 million, or 30 cents per diluted share, in the first quarter of 2006, including the negative impact of 21 cents for unusual items.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 17 cents per share, which is payable on May 29, 2007 to shareholders of record on May 14, 2007.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “Our performance in the first quarter reflects the continuation of several very powerful operating trends which combined to generate substantial revenue growth and operating cash flow of $94 million.

“Occupancy in our skilled nursing centers remained at the strong level achieved the past few quarters and just below the more than 10-year high we achieved a year ago. Our focus on higher-acuity patients, requiring intensive rehabilitation, increased our Medicare revenues by over 10 percent from the prior-year quarter, a result of increased census and better rates for the more intensive levels of care being provided. Average per diem rates were up approximately 8 percent, due primarily to the growth in these

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higher-acuity Medicare revenues and increased rates and demand for managed care services. Our Quality Mix of Medicare, private pay and managed care/insurance revenues grew to a new high of 73 percent.”

The company continued to expand its post-acute care capacity in high-demand markets. During the 2007 first quarter, Manor Care completed the expansion of the physical therapy capabilities in two of its skilled nursing centers and started 11 more expansions, including four related to physical therapy. Thirty-five nursing center expansions, including 19 related to expanding physical therapy capabilities, are ongoing. Over the past six months, the company opened three new skilled nursing centers and a fourth will open in the 2007 second quarter.

“Our hospice and home care revenues increased 27 percent from the 2006 first quarter, driven by census growth in our hospice operations,” Mr. Ormond said. “New inpatient units and standalone agencies are an important part of our hospice growth strategy, and during the quarter we continued the start-up activities for 10 of these locations.”

The unusual expenses during the 2007 first quarter included a previously disclosed pretax non-cash charge of about $25 million, or 20 cents per share, for pension termination expense. The company also recognized a charge of approximately $5 million, or 4 cents per share, related to the sale of the company’s minority interest in two acute care hospitals. During the 2007 second quarter, Manor Care received net cash proceeds of a little over $34 million from this sale.

In addition, as a result of the company’s stock appreciating 16 percent over the course of the 2007 first quarter, stock-based compensation expense was more than double the normalized level, resulting in about a 6 cents per share negative impact. This unusual expense was partially offset by tax credits primarily from prior periods that resulted in a 2 cents per share benefit.

On April 11, Manor Care issued a press release stating that it had retained JPMorgan as its exclusive financial advisor to assist the company in reviewing strategic financial and related business alternatives to enhance shareholder value. The

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announcement noted that Manor Care continues to enjoy a very strong financial position and is well-positioned to consider taking advantage of currently attractive conditions in the financial markets. The company will have no further comment on this process until completed and the Board of Directors confirms the appropriate course.

“The first quarter has been an encouraging start to the new year,” Mr. Ormond said. “With the combination of strong occupancy and Quality Mix in our skilled nursing centers and growing hospice census driving excellent cash flow from operations, we are well-positioned to build from our successes throughout 2007. We are evaluating opportunities to further strengthen the company and increase shareholder value, and we expect that our financial strength and solid operating fundamentals will sustain our growth over the coming quarters.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2007 first quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 5761416. This rebroadcast will be available until midnight, April 30. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

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Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended March 31,
	2007	2006
	(In thousands, except per share amounts)
Revenues	$959,066	$869,295
Expenses
Operating	790,124	722,910
General and administrative	73,503	52,105
Depreciation and amortization	36,987	35,942
Asset impairment	-	11,082

	900,614	822,039

Income before other income (expenses) and
income taxes	58,452	47,256
Other income (expenses):
Interest expense	(8,670)	(7,140)
Gain (loss) on sale of assets	(4,771)	58
Equity in earnings of affiliated companies	459	1,586
Interest income and other	(134)	835

Total other expenses, net	(13,116)	(4,661)

Income before income taxes	45,336	42,595
Income taxes	15,477	15,590

Income before cumulative effect	29,859	27,005
Cumulative effect of change in accounting principle, net of tax	-	(2,476)

Net income	$29,859	$24,529

Earnings per share — basic:
Income before cumulative effect	$0.41	$0.34
Cumulative effect	-	(0.03)

Net income	$0.41	$0.31

Earnings per share — diluted:
Income before cumulative effect	$0.39	$0.33
Cumulative effect	-	(0.03)

Net income	$0.39	$0.30

Weighted-average shares:
Basic	73,044	78,923
Diluted	76,900	80,841
Cash dividends declared per common share	$0.17	$0.16

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
	2007	2006
	(In thousands)
Cash	$37,022	$17,658
Other current assets	656,929	601,536
Property and equipment	1,492,771	1,493,576
Other	241,523	285,707

Total assets	$2,428,245	$2,398,477

Current liabilities	$507,009	$485,182
Current portion of long-term debt	140,512	38,447
Long-term debt	814,817	955,211
Other long-term liabilities	354,818	346,444
Shareholders’ equity	611,089	573,193

Total liabilities and shareholders’ equity	$2,428,245	$2,398,477

Shares outstanding	73,144	72,760
YTD shares repurchased	0

Selected Statistics (unaudited)

	Quarter ended March 31,
	2007	2006
Occupancy	89%	90%
Revenue allocation:
Private and other	33%	33%
Medicare	40%	39%
Medicaid	27%	28%
Quality Mix	73%	72%
Per Diems:
Private and other (excluding assisted living)	$238.44	$223.74
Private and other (assisted living)	$129.10	$123.14
Medicare	$406.49	$375.59
Medicaid	$158.71	$150.79
Number of Facilities:
Skilled nursing facilities	279	276
Assisted living facilities:
Springhouses	11	11
Arden Courts	54	54

Total	65	65

Number of Beds:
Skilled nursing facilities	38,353	37,919
Assisted living facilities	5,080	5,080
Outpatient therapy clinics	90	92
Hospice and home health offices	122	105
Long-Term Care and Rehabilitation
wage rate increase first quarter 2007 to 2006	4%
Cash flow from operations (in millions)	$94	$73
Capital Expenditures (in millions):
Maintenance and renovations	$24	$19
New construction	$8	$12